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                                                                  EXHIBIT 10.114

May 15, 2002

William A. Albright, Jr.


Re:      Revised Terms of Retention Bonus/Severance Offer

Dear Bill:

         Nexell Therapeutics, Inc.'s Board of Directors has authorized me to extend the following offer to you to remain with the Company through September 30, 2002, or the wind up of its operations, whichever is earlier. The effective date of the wind up of the Company's operations will be determined by the Company in its sole discretion. This letter supersedes and replaces the prior letter between us dated March 26, 2002.

         1. Duties and Responsibilities

         You will be responsible for executive matters, negotiation and settlement of the Company's leases and obligations, and other duties or responsibilities assigned by the Board or other governing body from time to time. After the Company vacates the premises at 9 Parker in Irvine, you will be asked to work out of your home. The Company will reimburse you for reasonable out-of-pocket expenses associated with operating a home office upon receipt of appropriate documentation. You will be allowed to use certain office equipment of the Company in your home office and may keep this office equipment provided you do not voluntarily resign before September 30, 2002.

         2. Compensation and Benefits

         Your salary will be continued at its current level through September 30, 2002. If the Company involuntarily terminates your employment before September 30, 2002, you will be paid the salary you would have earned through September 30, 2002 as a lump sum, less applicable withholdings. If you voluntarily terminate your employment before September 30, 2002, you only will be paid your salary earned through your last day of work and will not receive any salary from the day after your last day of work through September 30, 2002.

         Your group health insurance benefits will be maintained at their current level through September 30, 2002. If your employment terminates involuntarily before that date, you will be paid a lump sum equal to the cost of the applicable premium that you would have to pay to continue your coverage under the Company's group health insurance plan through September 30, 2002. If you voluntarily terminate your employment before September 30, 2002, your group health insurance benefits will terminate in accordance with applicable plans and COBRA.

         You will also be entitled to outplacement benefits from a professional outplacement services company, defined by and selected by the Company, for a period of up to three (3) months. You may receive a one-time lump sum cash payment in lieu of receiving outplacement services. You will forfeit the right to outplacement services or cash in lieu thereof if you voluntarily terminate your employment before September 30, 2002.


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         3. Severance Benefit Offer

         If you remain employed until September 30, 2002, or your employment is involuntarily terminated for any reason before September 30, 2002, you will receive a severance payment equivalent to eight (8) weeks' base compensation in the amount of $42,307.69, less applicable withholdings. If you voluntarily resign from employment with Nexell on or before September 30, 2002, you will forfeit these severance benefits.

         The compensation, severance and benefits described in paragraphs 2 and 3 hereof that are payable following termination of your employment are conditioned upon receipt by the Company of an executed separation agreement and release by you and the expiration of any applicable waiting periods described in the release agreement.

         4. Additional Retention Bonus

         If you remain employed until September 30, 2002, or your employment is involuntarily terminated before September 30, 2002, you will be receive a one-time retention bonus equal to eight (8) weeks' base compensation in the amount of $42,307.69, less applicable withholdings. Payment will be made as soon as possible following September 30, 2002 or the involuntary termination of your employment, whichever is earlier. You will forfeit the right to a retention bonus if you voluntarily terminate your employment before September 30, 2002.

         5. At-Will Employment/Entire Agreement

         This letter constitutes the entire agreement between you and the Company regarding the subject matter herein and supersedes all prior and contemporaneous negotiations, understandings, or agreements, whether oral or written, expressed or implied. The severance benefit offer and retention bonus programs described above do not change the at-will nature of employment at Nexell. Employment with Nexell is at-will, meaning that it may be terminated by Nexell or you for any reason or for no reason, with or without notice, and with or without cause. Only the Chairman of the Board of Nexell has authority to enter into an agreement contrary to this policy of at-will employment, and any such agreement must be in writing and signed by both you and the Chairman of the Board of Nexell to be effective.

         Your contribution and efforts are greatly appreciated. Please sign this offer letter where indicated below and return to me by May 17, 2002.

Sincerely,

Richard L. Dunning
Chairman of the Board



ACCEPTED AND AGREED:

____________________________
William A. Albright, Jr.


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Date